Exhibit 99.1

MagnaChip Semiconductor Prices Initial Public Offering

CUPERTINO, Calif. & SEOUL, South Korea, March 10, 2011 – MagnaChip Semiconductor Corporation (“MagnaChip Semiconductor”) (NYSE: MX) today announced the initial public offering of 9,500,000 shares of common stock at a price to the public of $14.00 per share. All of the shares of common stock sold in this offering will be sold in the form of depositary shares. Each depositary share represents an ownership interest in one share of common stock. Of the 9,500,000 shares being offered, 950,000 shares are being offered by MagnaChip Semiconductor and 8,550,000 shares are being offered by selling stockholders. In addition, MagnaChip Semiconductor and the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 142,500 and 1,282,500 shares, respectively, to cover over-allotments, if any.

The depositary shares will begin trading on the New York Stock Exchange on March 11, 2011 under the ticker symbol “MX.”

Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are serving as joint-bookrunners and Citigroup Global Markets Inc. and UBS Securities LLC are serving as co-managers in the offering.

A registration statement relating to this offering was filed with and declared effective by the Securities and Exchange Commission on March 10, 2011. This offering is being made solely by means of a written prospectus forming part of the effective registration statement. A copy of the prospectus relating to this offering may be obtained from:

•

Barclays Capital Inc. c/o Broadridge Financial Solutions, Attention: Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 888-603-5847 or by e-mail at Barclaysprospectus@broadridge.com;

•	Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, or by telephone at 800-503-4611 or by email at prospectus.cpdg@db.com;

•	Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, New York 10282, by telephone at 1-866-471-2526, by fax at 212-902-9316 or by e-mail at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MagnaChip Semiconductor

Headquartered in South Korea, MagnaChip Semiconductor is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high volume consumer applications. MagnaChip Semiconductor believes it has one of the broadest and deepest range of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, large portfolio of registered and pending patents and extensive engineering and manufacturing process expertise.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. 408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-3-6903-3195 chankeun.park@magnachip.com

# # #